Exhibit 10.14

NETAPP, INC.
RESTRICTED STOCK UNIT AGREEMENT

NetApp, Inc. (the “Company”) hereby grants you, (the “Participant”), an award of restricted stock units (“Restricted Stock Units”) under the NetApp, Inc. 1999 Stock Option Plan (the “Plan”). Subject to the provisions of Appendix A and Appendix B (both attached) and of the Plan, the principal features of this award are as follows:

Participant:

«FIRST_NAME» «MIDDLE_NAME» «LAST_NAME»

«ADDRESS_LINE_1»

«ADDRESS_LINE_2»

«CITY», «STATE» «ZIP_CODE»

«COUNTRY»

Grant Date: «GRANT_DATE»

Grant Number: «NUM»

Number of Restricted Stock Units: «SHARES»

Vesting Commencement Date: «VEST_BASE_DATE»

Vesting of Restricted Stock Units: The Restricted Stock Units will vest according to the following schedule:

Twenty-five percent (25%) of the Restricted Stock Units will vest on the first annual anniversary of the Vesting Commencement Date, and on the next three annual anniversary dates thereafter, subject to Participant’s continuous Service through each such date.

Unless otherwise defined herein or in Appendix A or Appendix B, capitalized terms herein or in Appendix A or Appendix B will have the defined meanings ascribed to them in the Plan.

Participant acknowledges and agrees that by clicking the “ACCEPT” button corresponding to this grant through the grant acceptance page on E*TRADE, it will act as Participant’s electronic signature to the Restricted Stock Unit Agreement which includes Appendix A and Appendix B hereto (the “Agreement”) and will result in a contract between Participant and the Company with respect to this award of Restricted Stock Units. Participant agrees and acknowledges that Participant’s electronic signature indicates Participant’s agreement and understanding that this award of Restricted Stock Units is subject to all of the terms and conditions contained in Appendix A and Appendix B and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in Paragraphs 3 through 5 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A AND APPENDIX B (FOR THE PARTICULAR COUNTRY THAT APPLIES TO PARTICIPANT), WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

Participant should retain a copy of Participant’s electronically signed Agreement; Participant may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Administration at stockadmin@netapp.com. If Participant would prefer not to electronically sign this Agreement, Participant may accept this Agreement by signing a paper copy of the Agreement and delivering it to Stock

Administration at 1395 Crossman Avenue, Sunnyvale, CA 94089. A copy of the Plan is available upon request made to Stock Administration.

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

Grant # «NUM»

1.	Grant. The Company hereby grants to the Participant under the Plan an award of Restricted Stock Units, subject to all of the terms and conditions in this Agreement and the Plan.
2.

Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a share of Common Stock (or a cash amount equal to the value of a share on the date it becomes vested if the Company elects to settle the Restricted Stock Unit in cash) on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 and 4, the Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.

Vesting Schedule. Subject to Section 4, the Restricted Stock Units awarded by this Agreement will vest according to the vesting schedule set forth on the attached Restricted Stock Unit Agreement, subject to the Participant’s continuous Service through each such date. For purposes of clarification, Service shall include any notice of termination period (e.g., garden leave, etc.) during which the Participant is not providing active Service to the Company or one of its affiliates.

4.

Forfeiture upon Termination of Continuous Service. Notwithstanding any contrary provision of this Agreement, if the Participant’s continuous Service terminates for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

5.

Payment after Vesting. Any Restricted Stock Units that vest in accordance with Section 3 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole shares of Common Stock, provided that to the extent determined appropriate by the Company, any federal, state, foreign and local withholding taxes (including but not limited to income tax, payment on account and social insurance contributions) with respect to such Restricted Stock Units will be paid by reducing the number of shares actually paid to the Participant (see Section 7). Subject to the provisions of Sections 2 and 5(b), vested Restricted Stock Units will be paid in whole shares of Common Stock as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half (2 ½) months from the later of (i) the end of the Company’s tax year that includes the vesting date, or (ii) the end of Participant’s tax year that includes the vesting date.

a.

Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination of continuous Service (provided that such termination is a “separation from service” within the meaning of Section 409A to the extent Section 409A is applicable, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination of continuous Service and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination of continuous Service, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of continuous Service, unless Participant dies following his or her termination, in which case, the Restricted Stock Units will be paid in shares of Common Stock in accordance with Section 6 as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

6.

Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary or in accordance with applicable local laws, or if no beneficiary survives the Participant, administrator or executor of the Participant’s estate or other party entitled to the rights under applicable local laws. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.

Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no Shares of Common Stock will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Plan Administrator) will have been made by the Participant with respect to the payment of income (including federal, state, foreign and local taxes), employment, social insurance, payroll tax, payment on account and other taxes which the Company determines must be withheld with respect to such shares so issuable (the “Withholding Taxes”). Participant acknowledges that the ultimate liability for all Withholding Taxes legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Participant’s actual employer
(the “Employer”) (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of Restricted Stock Units, the settlement of the Restricted Stock Units in shares of Common Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the
Restricted Stock Units to reduce or eliminate the Participant’s liability for Withholding Taxes.

To satisfy the Withholding Taxes, the Company may withhold otherwise deliverable shares of Common Stock upon vesting of Restricted Stock Units, according to the vesting schedule, having a fair market value equal to the minimum amount required to be withheld for the payment of the Withholding Taxes, or, if permitted by the Administrator in its sole discretion, such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, and both pursuant to such procedures as the Plan Administrator may specify from time to time. The Company will not retain fractional shares of Common Stock to satisfy any portion of the Withholding Taxes. If shares of Common Stock equal to the minimum amount are being withheld, and the Plan Administrator determines that the withholding of whole shares of Common Stock results in an over-withholding to meet the minimum tax withholding requirements, a reimbursement will be made to the Participant as soon as administratively possible.

If the Company does not withhold in shares of Common Stock as described above, prior to the issuance of shares of Common Stock upon vesting of Restricted Stock Units or the receipt of an equivalent cash payment, the Participant shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the

Company and/or the Employer. In this regard, the Participant authorizes the Company or the Employer to withhold all applicable Withholding Taxes legally payable by the Participant from the Participant’s wages or other cash compensation payable to the Participant by the Company or the Employer or from any equivalent cash payment received upon vesting of the Restricted Stock Units. Alternatively, or in addition, if permissible under local law, the Company may allow Participant to satisfy the Withholding Taxes payable by the Participant, by providing irrevocable instructions to a Company-designated broker to sell a sufficient number of shares of Common Stock otherwise deliverable to the Participant having a Fair Market Value equal to the Withholding Taxes, provided that such sale does not violate Company policy or Applicable Laws.

If the Participant fails to make satisfactory arrangements for the payment of the Withholding Taxes hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Section 3, the Participant will permanently forfeit such Restricted Stock Units and any shares of Common Stock otherwise deliverable with respect thereto, and the Restricted Stock Units will not be issued to Participant.

8.

Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder (if any) unless and until certificates representing such shares are issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.

9.

No Effect on Service. The Participant’s service with the Company and its Subsidiaries is on an at‑will basis only unless contrary to the terms of an employment agreement or applicable local law. Accordingly, the terms of the Participant’s service with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing or retaining the Participant (as the case may be), and the Company or the Subsidiary, as applicable, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment or service of the Participant at any time for any reason whatsoever, with or without good cause subject to the terms of the Participant’s employment agreement or applicable local law.

10.

Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 1395 Crossman Avenue, Sunnyvale, CA 94089, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing.

11.

Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12.

Leave of Absence. The vesting of Restricted Stock Units will not be suspended and will continue in accordance with the vesting schedule under this Agreement during Participant’s authorized leave of absence from the Company, or the Parent or Subsidiary employing Participant, subject to the remaining terms of this Agreement and the Plan.

13.

Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14.

Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state, foreign or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any shares will violate federal or foreign securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of shares will no longer cause such violation (to the extent such deferral is not in violation of such laws). The Company will make all reasonable efforts to meet the requirements of any such state, foreign or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

15.

Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

16.

Administrator Authority. The Plan Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Plan Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Plan Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
18.

Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

19.

Labor Law. By accepting this award of Restricted Stock Units, the Participant acknowledges that: (a) the grant of this award of Restricted Stock Units is a one-time benefit which does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units; (b) all determinations with respect to any future grants, including, but not limited to, the times when the Restricted Stock Units shall be granted, the number of shares of Common Stock issuable pursuant to each award of Restricted Stock Units, the time or times when Restricted Stock Units shall vest, will be at the sole discretion of the Company; (c) the Participant’s participation in the Plan is voluntary; (d) this award of Restricted Stock Units is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; (e) this award of Restricted Stock Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this award of Restricted Stock Units ceases upon termination of Service for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (h) this award of Restricted Stock Units has been granted to the Participant in the Participant’s status as an Employee, a non-employee member of the Board or a consultant or independent advisor of the Company or its Parent or Subsidiary; (i) any claims resulting from this award of Restricted Stock Units shall be enforceable, if at all, against the Company; (j) in consideration of the grant of this award, no claim or entitlement to compensation or damages shall arise from termination of the award or diminution in value of the award or any of the shares issuable under the award from termination of Participant’s Service by the Company or Employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and Participant irrevocably releases his or her Employer, the Company and its Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim; and (k) in the event that Employer is not the Company, the grant of the award will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Restricted Stock Units will not be interpreted to form an employment contract with the Employer or any Subsidiary.

20.	Disclosure of Participant Information.

If the Participant would like to participate in the Plan, the Participant will need to review the information provided in Sections 20 (a) through (f) below and, where applicable, declare his or her consent to the processing of personal data by the Company and third parties according to Section 20 (g) below.

If the Participant is based in the European Union (“EU”) or European Economic Area (“EEA”), NetApp, Inc., with registered offices at 251 Little Falls Drive, Wilmington, DE, 19808, U.S.A., the controller is responsible for the processing of the Participant's personal data in connection with the Agreement and the Plan. The Company's representative in the EU is NetApp Holding and Manufacturing BV.

a.

Data Collection and Usage. The Company collects, processes and uses personal data about the Participant, including but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all equity awards or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Data”). In order for Participant to participate in the Plan, the Company will collect Personal Data for purposes of allocating shares and implementing, administering and managing the Plan.

If the Participant is based in the EU or EEA (including, for the avoidance of doubt, the United Kingdom), the Company’s legal basis for the processing of Personal Data is the necessity of the processing for the Company's performance of its obligations under the Plan and, where applicable, the Company’s legitimate interest of complying with contractual or statutory obligations to which it is subject.

b.

Stock Plan Administration and Service Providers.  The Company may transfer Personal Data to E*Trade Financial Services, Inc. and E*Trade Securities LLC (“E*Trade”), an independent service provider which is assisting the Company with the implementation, administration and management of the Plan.  E*Trade may open an account for the Participant to receive and trade shares of Common Stock.   The Participant may be asked to acknowledge, or agree to, separate terms and data processing practices with E*Trade, with such agreement being a condition to the ability to participate in the Plan.

c.

International Data Transfers. The Personal Data will be transferred from the Participant’s country to the U.S., where the Company and its service providers are based.  The Participant understands and acknowledges that the U.S. might have enacted data privacy laws that are less protective or otherwise different from those applicable in the Participant's country of residence.

If the Participant is based in the EU/EEA, Personal Data will be transferred from the EU/EEA to the Company based on NetApp’s Binding Corporate Rules which may be found at netapp.com/us/media/binding-corporate-rules.pdf and from the Company to E*Trade based on the necessity of the transfer for the Company's performance of its obligations under the Plan.  The Participant may request a copy of any applicable safeguards at:

ng-privacy@netapp.com

NetApp, Inc.

c/o Legal Department

Attn: Global Chief Privacy Officer

1395 Crossman Avenue

Sunnyvale, CA 94089, USA

If the Participant is based in any other jurisdiction, the Company’s legal basis for the transfer of Personal Data to the U.S. is the Participant’s consent, as further described below.

d.

Data Retention.  The Company will use Personal Data only as long as necessary to implement, administer and manage the Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When the Company no longer needs Personal Data for any of the above purposes, which will generally be seven (7) years after participation in the Plan, the Company will cease to use Personal Data and remove it from its systems.  If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations (if the Participant is in the EU/EEA) and/or the Participant’s consent (if the Participant is outside the EU/EEA).

e.

Data Subject Rights. The Participant understands that he or she may have a number of rights under data privacy laws in the Participant’s jurisdiction.  Subject to the conditions set out in the applicable law and depending on where the Participant is based, such rights may include the right to (i) request access to, or copies of, Personal Data processed by the Company, (ii) rectification of incorrect Personal Data, (iii) deletion of Personal Data, (iv) restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) portability of Personal Data, (vii) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact NetApp’s Global Chief Privacy Officer at ng-privacy@netapp.com or at the mailing address in Section 20(c).

f.

Necessary Disclosure of Personal Data. The Participant understands that providing the Company with Personal Data is necessary for the performance of the Agreement and that the Participant's refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant's ability to participate in the Plan.

g.

Data Privacy Consent. If the Participant is located in a jurisdiction outside the EU/EEA, the Participant hereby unambiguously consents to the collection, use and transfer, in electronic or other form, of Personal Data, as described above and in any other grant materials, by and among, as applicable, the Employer, the Company and any affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting in writing stockadmin@netapp.com.  If the Participant does not consent or later seeks to revoke his or her consent, the Participant’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant equity awards to the Participant or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Participant should contact NetApp’s Global Chief Privacy Officer at ng-privacy@netapp.com or at the mailing address in Section 20(c).

21.	Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.
22.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant acknowledges that the laws of the country in which Participant is working at the time of grant, vesting or the sale of shares of Common Stock received pursuant to this award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill.

23.

Translations. If Participant has received this Agreement or any other document or communication related to the Plan or this grant in a language other than English and the meaning in the translation is different than in the English version, the terms expressed in the English version will govern.

24.

Appendix B. Notwithstanding any provisions in this Agreement, the award shall be subject to any special terms and conditions set forth in any appendix to this Agreement (the “Appendix B”) for Participant’s country. Moreover, if Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix B constitutes part of this Agreement.

APPENDIX B

ADDITIONAL TERMS AND CONDITIONS OF THE

NETAPP, INC.

RESTRICTED STOCK UNIT AGREEMENT

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix B as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or you sell shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

ARGENTINA

Notifications

Securities Law Information. Neither the Restricted Stock Units nor the issuance of the shares are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information. Please note that exchange control regulations in Argentina are subject to frequent change. You should consult with your personal legal advisor regarding any exchange control obligations that you may have.

Foreign Asset / Account Reporting Information. You are required to report certain information regarding any shares of Common Stock you hold as of December 31 each year to the Argentine tax authorities on your annual tax return.

AUSTRALIA

Terms and Conditions

Class Order Exemption. The offer of Restricted Stock Units is intended to comply with the provisions of the Corporations Act 2001, Australian Securities & Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order CO 14/1000.  Additional details are set forth in the Offer Document for the offer of Restricted Stock Units to Australian Resident Employees, which is provided to you in the country-specific consents and notifications section at the end of the Agreement.

Notifications

Tax Information.  The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).

AUSTRIA

Notifications

Exchange Control Information. If you hold shares obtained through the Plan outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is as of December 31 and the deadline for filing the annual report is March 31 of the following year.

When shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all your accounts abroad exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

BELGIUM

Notifications

Foreign Asset / Account Reporting Information. You are required to report any security or bank account (including brokerage accounts) you maintain outside of Belgium on your annual tax return. The first time you report the foreign security and/or bank account on your annual income tax return you will have to provide the Central Contact Point with the National Bank of Belgium account number, the name of the bank and the country in which the account was opened in a separate form. The form, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the caption Kredietcentrales / Centrales des crédits.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Restricted Stock Units, you agree to comply with applicable Brazilian law in connection with the Restricted Stock Units.  Without limitation to the foregoing, you agree to report and pay any and all tax resulting from the vesting of the Restricted Stock Units, the sale of shares of Common Stock and the receipt of any dividends.

Labor Law Acknowledgement. In accepting the Restricted Stock Units, you acknowledge that (i) you are making an investment decision and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease over the vesting period without compensation to you.

Notifications

Exchange Control Information. If you are a resident of or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil (including shares of Common Stock) to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Quarterly reporting is required if such amount exceeds US$100,000,000.  Assets and rights that must be reported include shares of Common Stock acquired under the Plan.

CANADA

Terms and Conditions

Form of Settlement. Restricted Stock Units granted to employees resident in Canada shall be paid in shares of Common Stock only, notwithstanding any discretion to settle Restricted Stock Units in cash as set out in Section 2 of the Agreement and Article 4(I)(7) of the Plan.

Disclosure of Participant Information. This provision supplements Section 20 of the Agreement and applies if you are a resident of Quebec:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any Parent or Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company and any Parent or Subsidiary to record such information and to keep such information in your employee file.

Language Consent. The following provision will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressement souhaité que la convention (“Agreement”), ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Notifications

Securities Law Information. You are permitted to sell shares of Common Stock acquired under the Plan provided the resale of such shares takes place outside of Canada through facilities of a stock exchange on which the shares of Common Stock are listed. The shares are currently listed on the Nasdaq.

Foreign Asset / Account Reporting Information. Foreign property (including shares of Common Stock) held by Canadian residents must be reported annually to the tax authorities on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign property exceeds C$100,000 at any time during the year.  If the C$100,000 cost threshold is exceeded by other foreign property held, your Restricted Stock Units must be reported as well. Such Restricted Stock Units generally may be reported at a nil cost.  Form T1135 must be filed by April 30th of the following year when such foreign property was held by a Canadian resident.

CHILE

Notifications

Securities Law Information. The offer of the award constitutes a private offering in Chile effective as of the Grant Date.  The offer of the award is made subject to General Ruling N° 336 of the Chilean Commission for the Financial Market (“CMF”).  The offer refers to securities not registered at the Securities Registry or at the Foreign Securities Registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF.  Given that the award is not registered in Chile, the Company is not required to provide information about the award or shares of Common Stock in Chile.  Unless the award and/or the shares of Common Stock are registered at the corresponding registries of the CMF, a public offering of such securities cannot be made in Chile.

Esta oferta del otorgamiento constituye una oferta privada en Chile efectiva a partir de la Fecha de la Concesión (Grant Date, según se define en este documento).  Esta oferta del otorgamiento es realizada conforme a las disposiciones de laNorma de Carácter General No. 336 de la Comisión para el Mercado Financiero de Chile (“CMF”).  La oferta se refiere a valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros de la CMF y, por lo tanto, tales valores no están sujetos a la fiscalización de ésta.  Dado que el otorgamiento no está registrado en Chile, no se requiere que la Compañía provea información sobre el referido otorgamiento o las Acciones Ordinarias (shares of Common Stock, según se define en este documento) en Chile.  A menos que el otorgamiento y/o las Acciones Ordinarias estén registradas con la CMF, una oferta pública de tales valores no puede hacerse en Chile.

Exchange Control Information. You are not required to repatriate proceeds obtained from the sale of shares of Common Stock or from dividends to Chile; however, if you decide to repatriate proceeds from the sale of shares of Common Stock and/or dividends and the amount of the proceeds to be repatriated exceeds US$10,000, you must effect such repatriation through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office).  In such case, you must report the payment to the commercial bank or registered foreign exchange office receiving the funds.

If your aggregate investments held outside of Chile exceeds US$5,000,000 (including shares acquired under the Plan), you must report such investments annually to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.

Foreign Asset/Account Reporting Information.  Chilean taxpayers are required to inform the Chilean Internal Revenue Service (the “CIRS”) annually of (i) the results of investments held abroad and (ii) any taxes paid abroad which will be used as credit against Chilean income tax.  The Form 1929 disclosing this information must be submitted electronically through the CIRS website before June 30 of each year:  www.sii.cl.  Chilean taxpayers who fail to meet these requirements may be ineligible to receive certain foreign tax credits.

CHINA

Terms and Conditions

Sale Requirements. You agree that you must (and that you shall) sell, transfer or otherwise dispose of the shares of Common Stock acquired pursuant to this award of Restricted Stock Units in such manner and subject to such terms and conditions as the Company or the Employer determines within six (6) months after your termination of Service, or such other period of time as the Company or the Employer may designate from time to time to comply with applicable legal requirements, including any registration, regulation, requirement or other similar law, statute, rule or regulation promulgated or requested by the State Administration of Foreign Exchange (“SAFE”) or its local agency (the “Disposition Deadline”).  You hereby authorize the Company or the Employer and appoint the Company and the Employer as your attorney-in-fact to sell on your behalf any shares of Common Stock held by you on or after the Disposition Deadline, without any further action, consent or instruction by you to facilitate compliance with applicable legal requirements.  You further agree and acknowledge that you will be responsible and liable for all the costs associated with any such sale of shares of Common Stock and that neither the Company nor the Employer will be liable to you or any other person or entity for any losses or other liabilities that may result to you as a result of any such sale.

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the sale of the shares issued upon the vesting of the Restricted Stock or any cash dividends paid on such shares to China. You further understand that, under local law, such repatriation of funds may need to be effectuated through a special exchange control account established by the Company, Parent or Subsidiary or the Employer, and you hereby consent and agree that any funds you acquire may be transferred to such special account prior to being delivered to you. If the funds are converted to local currency, you acknowledge that the Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the funds to local currency due to exchange control restrictions in China. You agree to bear the risk of any exchange conversion rate fluctuation between the date the funds are received and the date of conversion of the funds to local currency. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

CZECH REPUBLIC

Notifications

Exchange Control Information. The Czech National Bank may require you to fulfill certain notification duties in relation to the Restricted Stock Units and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting of the Restricted Stock Units to ensure compliance with current regulations. It is your responsibility to comply with applicable Czech exchange control laws.

DENMARK

Terms and Conditions

Danish Stock Option Act. You acknowledge that you have received the Employer Statement in Danish which sets forth additional information about the Restricted Stock Units to the extent that the Danish Stock Option Act applies.

Notifications

Foreign Asset / Account Reporting Information. Under the Danish Tax Reporting Act you must report shares of Common Stock held in a foreign bank or brokerage account and deposit accounts with a foreign bank or broker in your tax return under the section on foreign affairs and income. The use of the Forms V and K have been discontinued.

FINLAND

There are no country specific provisions.

FRANCE

Terms and Conditions

Tax Information. The Restricted Stock Units described herein are not intended to qualify for the French specific tax and social regime provided by sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code.

Language Consent. The parties acknowledge and agree that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressement souhaité que la convention (“Agreement”), ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Notifications

Exchange Control Information. If you hold shares of Common Stock outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when you file your annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares acquired under the Plan, the bank will make the report for you.

Foreign Asset / Account Reporting Information. If your acquisition of shares of Common Stock under the Plan leads to a so-called qualified participation at any point during the calendar year, you will need to report the acquisition when you file your tax return for the relevant year.  A qualified participation is attained if (i) the value of the shares of Common Stock acquired exceeds €150,000 or (ii) in the unlikely event you hold Company shares exceeding 10% of the Company’s total common stock.

GREECE

There are no country specific provisions.

HONG KONG

Terms and Conditions

Form of Settlement. Restricted Stock Units granted to employees resident in Hong Kong shall be paid in shares of Common Stock only, notwithstanding any discretion to settle Restricted Stock Units in cash as set out in Section 2 of the Agreement and Article 4(I)(7) of the Plan.

Settlement of Restricted Stock Units and Sale of Shares. In the event your Restricted Stock Units vest and shares are issued to you within six months of the Grant Date, you agree that you will not dispose of any shares acquired prior to the six-month anniversary of the Grant Date.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for purposes of ORSO, your grant shall be void.

Notifications

Securities Law Information.  Warning: The Restricted Stock Units and shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, its Parent or Subsidiary. The Agreement, including this Appendix B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong nor have the documents been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units are intended only for the personal use of each eligible employee of the Employer, the Company or any Parent or Subsidiary and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, including this Appendix B, or the Plan, you should obtain independent professional advice.

HUNGARY

There are no country specific provisions.

ICELAND

Notifications

Exchange Control Information. You should consult with your personal advisor to ensure compliance with any applicable exchange control laws and regulations in Iceland, as such regulations are subject to frequent change. You are responsible for ensuring compliance with all exchange control laws and regulations in Iceland.

INDIA

Notifications

Exchange Control Information. You are required to repatriate to India any cash dividends paid on shares of Common Stock acquired under the Plan within 180 days of payment and any proceeds from the sale of such shares within 90 days of receipt, or within such other period of time prescribed upon applicable Indian exchange control regulations.  Upon repatriation, a foreign inward remittance certificate (“FIRC”) will be issued by the bank where the foreign currency is deposited.  The FIRC should be retained as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset / Account Reporting Information. You are required to declare foreign bank accounts and any foreign financial assets in your annual tax return.

Tax Information. The amount subject to tax at vesting will partially be dependent upon a valuation that the Company will obtain from a Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.

INDONESIA

Terms and Conditions

Language Consent. A translation of the documents relating to the award (i.e., the Agreement and the Plan) into Bahasa Indonesia can be provided to you upon request to Attn: Stock Administration at 1395 Crossman Avenue, Sunnyvale, CA 94089, U.S.A.

By accepting the award, you (i) confirm having read and understood the documents relating to the award (i.e., the Plan and the Agreement) which were provided in the English language, (ii) accept the terms of those documents accordingly, and (iii) agree not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

Persetujuan Bahasa. Terjemahan dari dokumen-dokumen terkait dengan penghargaan ini (yaitu Perjanjian dan Rencana) ke dalam Bahasa Indonesia dapat disediakan untuk anda berdasarkan permintaan kepada: Stock Administration at 1395 Crossman Avenue, Sunnyvale, CA 94089, U.S.A.

Dengan menerima pemberian, anda (i) memberikan konfirmasi bahwa anda telah membaca dan memahami dokumen-dokumen berkaitan dengan pemberian ini (yaitu, Program dan Perjanjian) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).

Notifications

Exchange Control Information. If you remit proceeds from the sale of shares into Indonesia, the Indonesian Bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, you must complete a “Transfer Report Form.” The Transfer Report Form will be provided to you by the bank through which the transaction is made.

IRELAND

Notifications

Director Notification Obligation. If you are a director, shadow director or secretary of the Company's Irish Subsidiary or affiliate whose interest in the Company represents more than 1% of the Company’s voting share capital, you must notify the Irish Subsidiary or affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

ISRAEL

Terms and Conditions

Trust Arrangement. You understand and agree that the Restricted Stock Units are offered subject to and in accordance with the terms of the trust agreement. Specifically, the shares issued upon vesting of the Restricted Stock Units shall be delivered to and controlled by a trustee appointed by the Company or its Subsidiary or affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended (the “Ordinance”) or by the Israeli Tax Authority (the “Lock-Up Period”). The Restricted Stock Units and shares shall be controlled by the Trustee for the benefit of you and the provisions of Section 102 of the Ordinance and the Income Tax (Tax Abatement on the Grant of Shares to Employees) Regulations 2003 shall apply to such Restricted Stock Units or shares for all purposes. You shall be able, at any time, to request the sale of the shares or the release of the shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable law. Without derogating from the aforementioned, if the shares are released by the Trustee during the Lock-Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The shares shall not be sold or released from the control of the Trustee unless the Company, the Employer and the Trustee are satisfied that the full amount of Withholding Taxes due have been paid or will be paid in relation thereto.

Notifications

Securities Law Information.  An exemption from filing a prospectus in relation to the Plan has been granted to the Company by the Israeli Securities Authority.  Copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available from Attn: Stock Administration at 1395 Crossman Avenue, Sunnyvale, CA 94089, U.S.A.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the Restricted Stock Units, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix B, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix B.

In addition, you further acknowledge that you have read and specifically and expressly approve without limitation the following clauses in the Agreement: Section 4 (Forfeiture upon Termination of Continuous Service); Section 7 (Withholding of Taxes); Section 19 (Labor Law); and Section 20 (Disclosure of Participant Information).

Notifications

Foreign Asset / Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due.  These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

JAPAN

Notifications

Exchange Control Information. If you acquire shares of Common Stock valued at more than JPY 100 million in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days after the acquisition of the shares.

Foreign Asset / Account Reporting Information. If you hold foreign assets (including shares of Common Stock acquired under the Plan) with a total net fair market value exceeding JPY 50 million as of December 31 of each year, you are required to report such assets to the National Tax Administration by March 15 of the following year.

KOREA

Notifications

Foreign Asset / Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts in June of the immediately following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. It is your responsibility to comply with applicable reporting obligations and you should consult with your personal tax advisor in this regard.

LEBANON

Securities Law Information. The Plan does not constitute the marketing or offering of securities In Lebanon pursuant to Law No. 161 (2011), the Capital Markets Law.  Offers under the Plan are being made only to eligible employees of the Company or a Subsidiary.

MACEDONIA

Notifications

Exchange Control Information. You should consult with your personal advisor to ensure compliance with any applicable exchange control laws and regulations in Macedonia, as such regulations are subject to frequent change. You are responsible for ensuring compliance with all exchange control laws and regulations in Macedonia.

MALAYSIA

Terms and Conditions

Disclosure of Participant Information.  This provision supplements Section 20 of the Agreement:

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other award grant materials by and among, as applicable, the Employer, the Company and any other affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all awards or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.  Data is supplied by the Company and also by you through information collected in connection with the Agreement and the Plan.

You understand that Data will be transferred to E*TRADE or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative, Stock Administration at stockadmin@netapp.com.  You authorize the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares of Common Stock acquired under the Plan may be deposited.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data, limit the processing of Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant your award or other equity awards or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Anda dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang diterangkan dalam Perjanjian ini dan apa-apa bahan pemberian Anugerah yang lain oleh dan di antara, seperti yang berkenaan, Majikan, Syarikat dan mana-mana Ahli Gabungan lain untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan penyertaan anda di dalam Pelan.

Anda memahami bahawa Syarikat dan Majikan mungkin memegang maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah dan nombor telefon, alamat emel, tarikh lahir, nombor insurans sosial, pasport atau nombor pengenalan lain (seperti, nombor pendaftaran penduduk tetap atau nombor kad pengenalan), gaji, kewarganegaraan, jawatan, apa-apa syer Saham Biasa atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua Anugerah atau apa-apa hak lain atas syer Saham Biasa atau faedah bersamaan yang dianugerahkan, dibatalkan, dibeli, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah anda (“Data”), untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.  Data tersebut dibekalkan oleh Syarikat dan juga oleh anda melalui maklumat yang dikumpul berkaitan dengan Perjanjian dan Pelan.

Anda memahami bahawa Data ini akan dipindahkan kepada E*TRADE atau pembekal perkhidmatan pelan saham lain yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan.  Anda memahami bahawa penerima-penerima Data mungkin berada di Amerika Syarikat atau mana-mana tempat lain, dan bahawa negara penerima-penerima mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda.  Anda memahami bahawa anda boleh meminta satu senarai yang mengandungi nama-nama dan alamat-alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan anda, iaitu Stock Administration at stockadmin@netapp.com.  Anda memberi kuasa kepada Syarikat, E*TRADE dan mana-mana penerima-penerima lain yang mungkin membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, bagi tujuan tunggal melaksanakan, mentadbir dan menguruskan penyertaan anda di dalam Pelan, termasuk apa-apa pemindahan Data yang dikehendaki kepada broker, egen eskrow atau pihak ketiga dengan siapa sebarang syer Saham Biasa yang dibeli di bawah Pelan boleh didepositkan.  Anda memahami bahawa Data hanya akan disimpan selagi ia adalah diperlukan untuk melaksanakan, mentadbir, dan menguruskan penyertaan anda dalam Pelan.  Anda memahami bahawa anda boleh, pada bila-bila masa, melihat Data, meminta maklumat mengenai penyimpanan dan pemprosesan Data, meminta mana-mana pindaan yang perlu ke atas Data, mengehadkan pemprosesan Data, atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes tanpa kos, dengan menghubungi wakil sumber manusia tempatan.  Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela semata-mata.  Sekiranya anda tidak bersetuju, atau sekiranya anda kemudian membatalkan persetujuan anda, status pekerjaan atau perkhidmatan anda dengan Syarikat tidak akan terjejas; satu-satunya akibat sekiranya anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan anda Unit Saham atau anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah-anugerah tersebut.  Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan.  Untuk maklumat lebih lanjut mengenai akibat-akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan.

Notifications

Director Notification Obligation. If you are a director of the Company's Malaysian Subsidiary or affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary or affiliate in writing when you receive or dispose of an interest (e.g., an award under the Plan or shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO

Terms and Conditions

Modification. By accepting the Restricted Stock Units, you understand and agree that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The award of Restricted Stock Units the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 251 Little Falls Drive, Wilmington, DE, 19808, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and the sole employer is as applicable, nor does it establish any rights between you and the Employer.

Plan Document Acknowledgment. By accepting the award of Restricted Stock Units, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent, Subsidiary or affiliates are not responsible for any decrease in the value of the shares underlying the Restricted Stock Units.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Employer, the Company and any Parent, Subsidiary or affiliates with respect to any claim that may arise under the Plan.

Spanish Translation

Modification. Al aceptar las Unidades de Accion Restringida, usted reconoce y acuerda que cualquier modification del Plan o su terminacion no constituye un cambio o desmejora de los terminos y condiciones de empleo.

Declaracion de Politica. El Otorgarmiento de Unidades de Accion Restringida de la Compañia en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañia se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.

La Compañia, con oficinas registradas ubicadas en 251 Little Falls Drive, Wilmington, DE, 19808, U.S.A., es la unica responsable de la administración del Plan y de la participación en el mismo y la adquisición de acciones no establece de forma alguna una relación de trabajo entre usted y la Compañia, ya que su participación en el Plan es completamente comercial y el unico empleador es en caso de ser aplicable, asi como tampoco establece ningun derecho entre la persona que tenga el derecho a optar y el Empleador.

Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Unidades de Acciόn Restringida, usted reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al firmar el Acuerdo, reconoce que ha leido, y que aprueba especifica y expresamente los términos y condiciones contenidos en la Renuncia de Derecho o Reclamo por Compensación del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el plan y la participación en el mismo es ofrecida por la Compañia de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañia, asi como su Sociedad controlante, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las acciones en relación a las Unidades de Acciόn Restringida.

Finalmente, declara que no se reserva ninguna acciόn o derecho para interponer una demanda en contra de la Compañia por compensación, dano o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, asi como a la Compañia, a su Sociedad controlante, Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

NETHERLANDS

There are no country specific provisions.

NEW ZEALAND

Notifications

Securities Law Information.  WARNING:  You are being granted Restricted Stock Units to acquire shares of Common Stock in accordance with the terms of this Agreement and the Plan.  The shares of Common Stock, if issued, will give you a stake in the ownership of the Company.  You may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, you will be paid only after all other creditors (including holders of preference shares, if any) have been paid. You may lose some or all of your investment, if any.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required.  You also will have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

The Company’s shares of Common Stock are currently traded on the Nasdaq under the ticker symbol “NTAP” and shares acquired under the Plan may be sold through this exchange.  You may end up selling the shares of Common Stock at a price that is lower than the value of the shares of Common Stock when you acquired them. The price will depend on the demand for the Company’s shares of Common Stock. The Company’s most recent annual report (which includes the Company’s financial statements) is available at the Company’s website at http://investors.netapp.com/. You are entitled to receive a copy of this report, free of charge, upon written request to the Company at Stock Administration at stockadmin@netapp.com.

NIGERIA

There are no country specific provisions.

NORWAY

There are no country specific provisions.

PHILIPPINES

Notifications

Securities Law Information. You acknowledge that you are permitted to sell shares acquired under the Plan through the designated Plan broker appointed by the Company (or such other broker to whom you may transfer the shares), provided that such sale takes place outside of the Philippines through the facilities of the Nasdaq on which the shares are listed.

POLAND

Notifications

Exchange Control Information. If you transfer funds exceeding €15,000 in a single transaction, you are required to do so through a bank account in Poland. You are required to retain all documents connected with foreign exchange transactions for a period of five years, calculated from the end of the year when the foreign exchange transactions were made. If you hold shares of Common Stock acquired under the Plan and/or maintain a bank account abroad and the aggregate value of shares and/or cash held in such foreign accounts exceeds PLN 7 million, you must file reports on the transactions and balances of the accounts on a quarterly basis to the National Bank of Poland.

PORTUGAL

Terms and Conditions

Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Lingua. Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no acordo.

Notifications

Exchange Control Information. If you receive shares upon vesting, the acquisition of the shares should be reported to the Banco de Portugal for statistical purposes. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on your behalf. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, you are responsible for submitting the report to the Banco de Portugal.

QATAR

There are no country specific provisions.

ROMANIA

Notifications

Exchange Control Information. If you deposit the proceeds from the sale of shares issued to you at vesting in a bank account in Romania, you may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. You should consult your personal advisor to determine whether you will be required to submit such documentation to the Romanian bank.

RUSSIA

Terms and Conditions

U.S. Transaction. You understand that the Restricted Stock Units shall be valid and this Agreement shall be concluded and become effective only when the Agreement is electronically received by the Company in the United States or a third-party designated by the Company. Upon vesting of the Restricted Stock Units, any shares to be issued to you shall be delivered to you through a bank or brokerage account in the United States.

Securities Law Acknowledgement.  You acknowledge that the Restricted Stock Units, the Agreement, the Plan and all other materials you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia.  The shares of Common Stock acquired pursuant to the Plan have not and will not be registered in Russia nor admitted for listing on any Russian exchange for trading within Russia, and therefore, neither the Restricted Stock Units nor the shares of Common Stock may be used for offering or public or private circulation in Russia.  You acknowledge that you may hold shares of Common Stock acquired upon settlement of the Restricted Stock Units in your E*TRADE (or such other stock plan service provider as may be selected by the Company) account in the United States.  However, in no event will shares of Common Stock issued to you under the Plan be delivered to you in Russia.  Further, you are not permitted to sell or otherwise dispose of shares of Common Stock directly to other Russian individuals.

Notifications

Exchange Control Information.  You may be subject to exchange control restrictions and repatriation requirements in Russia.  Proceeds from the sale of shares of Common Stock and any cash dividends paid on the shares of Common Stock can be remitted directly to a foreign individual bank account (in countries belonging to the Organization for Economic Cooperation and Development (“OECD”) or the Financial Action Task Force (“FATF”)). You should consult your personal legal advisor before settlement of the Restricted Stock Units, before selling shares of Common Stock and before remitting any sale proceeds to Russia, as significant sanctions for violations of the Russian currency control laws may apply and these requirements are subject to change at any time, often without notice.

Foreign Asset/Account Reporting Information.  The Russian tax authorities must be notified within one month of the opening or closing of a foreign bank account, or of a change in foreign bank account details.  Reports of the transactions and balances of foreign bank accounts must also be filed with the Russian tax authorities each year.

SAUDI ARABIA

Notifications

Securities Law Information. The Agreement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of the Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Agreement. You are hereby advised to conduct your own due diligence on the accuracy of the information relating to the shares. If you do not understand the contents of the Agreement, you should consult an authorized financial advisor.

SINGAPORE

Notifications

Securities Law Information. The award of Restricted Stock Units is being made in reliance on the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) and is not made with a view to the Restricted Stock Units or underlying shares of Common Stock being subsequently offered for sale to any other party.  The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that, as a result, the Restricted Stock Units are subject to section 257 of the SFA and you will not be able to make (a) any subsequent sale of the shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Common Stock subject to the Restricted Stock Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2011 Ed.).

CEO or Director Notification Obligation. If you are the chief executive officer (“CEO”) or a director, associate director or shadow director of the Company’s Singapore Subsidiary or affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company's Singapore Subsidiary or affiliate in writing when you receive an interest (e.g, Restricted Stock Units or shares) in the Company or any Parent, Subsidiary or affiliate. In addition, you must notify the Company’s Singapore Subsidiary or affiliate when you sell shares or shares of any Parent, Subsidiary or affiliate (including when you sell shares issued upon vesting and settlement of the award). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Parent, Subsidiary or affiliate. In addition, a notification of your interests in the Company or any Parent, Subsidiary or affiliate must be made within two days of becoming the CEO or a director.

SLOVAKIA

Notifications

Foreign Asset / Account Reporting Information. If you carry on business activities as an independent entrepreneur (in Slovakian, podnikatel), you must report foreign assets (including any shares of Common Stock) to the National Bank of Slovakia (provided that the value of the foreign assets exceeds an amount of €2,000,000).  These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia’s website at www.nbs.sk.

SLOVENIA

Terms and Conditions

Language Consent. The parties acknowledge and agree that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Dogovor o uporabi jezika. Stranke se izrecno strinjajo, da se za sklepanje Pogodbe, kot tudi vseh dokumentov, obvestil in postopkov sklenjenih neposredno ali posredno v zvezi s tem, uporablja angleški jezik.

SOUTH AFRICA

Terms and Conditions

Taxes. By accepting the Restricted Stock Units, you agree that, immediately upon vesting and settlement of the Restricted Stock Units, you will notify the Employer of the amount of any gain realized. If you fail to advise the Employer of the gain realized upon vesting and settlement, you may be liable for a fine. You will be solely responsible for paying any difference between the actual tax liability and the amount withheld by the Employer.

Notifications

Securities Law Information. In compliance with South African securities laws, you acknowledge that a copy of the Company’s most recent annual report (i.e. Form 10-K) is available for review on the

Company’s “Investor Relations” website at http://investors.netapp.com/ and a copy of the ESPP Prospectus is available at http://fo.netapp.com/corporate-controller/stock/.

(i)a copy of the Company’s most recent annual report (i.e., Form 10-K); and

(ii) a copy of the Plan Prospectus.

A copy of the above documents will be sent to you free of charge on request to Stock Admin at stockadmin@netapp.com.

You should carefully read the materials provided before making a decision whether to accept the award.  In addition, you should contact your tax advisor for specific information concerning your personal tax situation with regard to Plan participation.

Exchange Control Information. You should consult with your personal advisor to ensure compliance with any applicable exchange control laws and regulations in South Africa, as such regulations are subject to frequent change. You are responsible for ensuring compliance with all exchange control laws and regulations in South Africa.

SPAIN

Terms and Conditions

Labor Law Acknowledgement. The following provision supplements Section 19 of the Agreement:

By accepting the award, you consent to participation in the Plan, and acknowledge that you have received a copy of the Plan document. You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to make awards of Restricted Stock Units under the Plan to individuals who may be Consultants, Directors, Employees and Non-Employee Directors throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Restricted Stock Units will not economically or otherwise bind the Company or any Parent or Subsidiary, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the award is given on the assumption and condition that the Restricted Stock Units shall not become part of any employment contract (whether with the Company or any Parent, Subsidiary or affiliate, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the award, which is gratuitous and discretionary, since the future value of the Restricted Stock Units and the underlying shares is unknown and unpredictable. You also understand that this award would not be made but for the assumptions and conditions set forth herein above; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the award, the Restricted Stock Units and any right to the underlying shares shall be null and void.

Further, your participation in the Plan is expressly conditioned on your continued and active rendering of service, such that if your continuous Service terminates for any reason whatsoever, your participation in the Plan will cease immediately.  This will be the case, for example, even if (1) you are considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) you are dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) your continuous Service ceases due to a change of work location, duties or any other employment or contractual condition; (4) your continuous Service ceases due to a unilateral breach of contract by the Company or any of its affiliates; or (5) your continuous Service terminates for any other reason whatsoever.  Consequently, upon termination of your continuous for any of the above reasons, you automatically lose any right to participate in the Plan on the date of your termination of continuous Service, as described in the Plan and the Agreement.

Notifications

Securities Law Information.  The Restricted Stock Unit and shares of Common Stock described in the Agreement do not qualify under Spanish regulations as securities.  No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory.  The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The acquisition of shares of Common Stock and subsequent sales of shares of Common Stock must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”).  Because you will not purchase or sell the shares of Common Stock through the use of a Spanish financial institution, you will need to make the declaration yourself by filing a D-6 form with the DGCI.  Generally, the D-6 form must be filed each January while the shares of Common Stock are owned.  However, if the value of the shares of Common Stock acquired under the Plan or the amount of the sale proceeds exceeds €1,502,530, the declaration must be filed within one month of the acquisition or sale, as applicable.

In addition, any securities accounts (including brokerage accounts held abroad), as well as the securities (including shares of Common Stock) held in such accounts, may need to be declared electronically to the Bank of Spain, depending on the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year.

Foreign Asset/Account Reporting Information.  Rights or assets (e.g., shares of Common Stock or cash held in a bank or brokerage account) held outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Common Stock, cash, etc.) as of December 31, must be reported on your annual tax return.  After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000.  The reporting must be completed by the following March 31.

SWEDEN

There are no country specific provisions.

SWITZERLAND

Notifications

Securities Law Information. The grant of the Restricted Stock Units and the issuance of any shares of Common Stock is not intended to be a public offering in Switzerland.  Neither this document nor any other materials relating to the Restricted Stock Units constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Restricted Stock Units may be publicly distributed nor otherwise made publicly available in Switzerland.  Neither this document nor any other offering or marketing material relating to the Restricted Stock Units have been or will be filed with, or approved or supervised by, any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and its Subsidiaries.  The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Please consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND

Notifications

Exchange Control Information. If you receive funds in connection with the Plan (e.g., dividends, sale proceeds) with a value equal to or greater than US$50,000, you are required to immediately repatriate such funds to Thailand. Any foreign currency repatriated to Thailand must be converted to Thai Baht or deposited into a foreign currency deposit account opened with any commercial bank in Thailand acting as the authorized agent within 360 days from the date the funds are repatriated to Thailand. You are also required to inform the authorized agent of the details of the foreign currency transaction, including your identification information and the purpose of the transaction.

TURKEY

Notifications

Securities Law Information. You are permitted to sell shares of Common Stock acquired under the Plan provided the resale of such shares takes place outside of Turkey through facilities of a stock exchange on which the shares of Common Stock are listed. The shares are currently listed on the Nasdaq.

Exchange Control Information. In certain circumstances, you are permitted to acquire and sell securities on a non-Turkish stock exchange only through a financial intermediary licensed in Turkey. Therefore, you may be required to appoint a Turkish broker to assist with the sale of the shares of Common Stock acquired under the Plan.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The Restricted Stock Units granted under the Plan are being offered only to eligible employees of the Company and are in the nature of providing equity incentives to eligible employees of the Company.  Any documents related to the Restricted Stock Units, including the Plan, the Agreement and any other grant documents (“Award Documents”), are intended for distribution only to such eligible employees and must not be delivered to, or relied on by, any other person.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any Award Documents or any other incidental communication materials distributed in connection with the Restricted Stock Units.  Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Award Documents or taken steps to verify the information set out in them, and thus, is not responsible for their content.

You should, as a prospective stockholder, conduct your own due diligence on the securities.  If you do not understand the contents of the Award Documents, you should consult an authorized financial advisor.

UNITED KINGDOM

Terms and Conditions

Form of Settlement. Restricted Stock Units granted to employees resident in the United Kingdom shall be paid in shares of Common Stock only, notwithstanding any discretion to settle Restricted Stock Units in cash as set out in Section 2 of the Agreement and Article 4(I)(7) of the Plan.

Joint Election. As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Parent or Subsidiary employing or retaining you in connection with the Restricted Stock Units and any event giving rise to Withholding Taxes (the “Employer’s NICs”). Without limitation to the foregoing, you agree to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Parent or Subsidiary employing or retaining you. You further agree that the Company and/or the Parent or Subsidiary employing or retaining you may collect Employer’s NICs from you by any of the means set forth in Section 7 of the Agreement.

If you do not enter into a Joint Election, if approval of the Joint Election has been withdrawn by HMRC or if such Joint Election is jointly revoked by you and the Company or the Parent or Subsidiary employing or retaining you, as applicable, the Company, in its sole discretion and without any liability to you, may choose not to issue or deliver any shares of Common Stock to you at vesting and you will forfeit your Restricted Stock Units.

Tax and National Insurance Contributions Acknowledgment. The following provisions supplement Section 7 of the Agreement:

Without limitation to Section 7 of the Agreement, you agree that you are liable for all Withholding Taxes and hereby covenant to pay all such Withholding Taxes, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority).  You also agree to indemnify and keep indemnified the Company and the Employer against any Withholding Taxes that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act) the foregoing provision will not apply.  In this case, the amount of any income tax not collected within 90 days of the end of the U.K. tax year in which the event giving rise to the Withholding Taxes occurs may constitute an additional benefit to you on which additional income tax and National Insurance Contributions may be payable.  You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as appropriate) for the value of any National Insurance Contributions due on this additional benefit, which the Company or the Employer may collect from you by any of the means referred to in the Plan or Section 7 of the Agreement.

UNITED STATES

There are no country specific provisions.

***

COUNTRY-SPECIFIC CONSENTS AND NOTIFICATIONS

FOR THE NETAPP, INC.

RESTRICTED STOCK UNIT AGREEMENT

AUSTRALIA

OFFER DOCUMENT

NETAPP, INC.

1999 STOCK OPTION PLAN

(as amended and restated)

OFFER TO AUSTRALIAN RESIDENT EMPLOYEES

Investment in Common Stock involves a degree of risk.  Employees who participate in the NetApp, Inc. 1999 Stock Option Plan (as amended and restated) (the “Plan”) should monitor their participation and consider all risk factors relevant to the acquisition of Restricted Stock Units under the Plan as set out in this Offer Document and the Additional Documents.  Any information given by the Company or its subsidiaries in relation to Restricted Stock Units granted under the Plan, including the information contained in this Offer Document and the Additional Documents is not financial product advice.  It is general information only and does not take into account your personal objectives, financial situation and needs.  Employees should consider seeking advice from an independent person licensed by the Australian Securities and Investments Commission (“ASIC”) to give such advice regarding their participation in the Plan.

OFFER TO AUSTRALIAN RESIDENT EMPLOYEES

NETAPP, INC.

1999 STOCK OPTION PLAN

(as amended and restated)

We are pleased to provide you with this Offer Document setting out information regarding participation in the NetApp, Inc. 1999 Stock Option Plan (as amended and restated) (the “Plan”) to eligible employees and salaried directors of NetApp, Inc. (the “Company”) and its designated subsidiaries (including its Australian subsidiaries) who are residents of Australia (“Australian Employees”).

The Company has adopted the Plan to provide eligible employees with the opportunity to acquire stock ownership in the Company.

The Plan and this Offer Document are intended to comply with the provisions of the Corporations Act 2001 (the “Corporations Act”), ASIC Regulatory Guide 49 and ASIC Class Order 14/1000.

Capitalized terms used but not defined in this Offer Document have the same meanings given to such terms in the Plan.

1.OFFER OF RESTRICTED STOCK UNITS

This is an offer made by the Company under the Plan to eligible Australian Employees for no consideration.

Each Restricted Stock Unit represents the right to receive, on the date the Restricted Stock Unit becomes vested, a fully-paid share of the Company's Common Stock (“Share”) or a cash amount equal to the value of a Share if the Company elects to settle the Restricted Stock Unit in cash.

2.TERMS OF GRANT

The terms of the grant are set forth in: (a) the Plan; and (b) the Restricted Stock Unit Agreement; and are further described in (c) this Offer Document ((a), (b) & (c) together, the “Terms and Conditions”). By electing to participate in the Plan, you will be bound by the Terms and Conditions.

3.ADDITIONAL DOCUMENTS

In addition to this Offer Document, you are being provided with the following documents (the “Additional Documents”):

(i)the Plan;

(ii)the U.S. Prospectus to the Plan, dated September 15, 2016 (the “Prospectus”); and

(iii)the Restricted Stock Unit Agreement.

The Plan and the Restricted Stock Agreement set out, among other details, the key features of your grant of RSUs and the consequences of a change in the nature or status of your employment on your RSUs. The rest of the Additional Documents provide further information to help you to make an informed investment decision in relation to your grant of RSUs.

None of the Additional Documents constitutes a prospectus for the purposes of the Corporations Act.

To the extent of any inconsistency between this Offer Document and the Plan, the Prospectus or the Stock Purchase Agreement, the terms of the Plan will prevail.

4.RELIANCE ON STATEMENTS

You should not rely upon any oral statements made to you in relation to this offer. You should only rely upon the statements contained in this Offer Document and the Additional Documents when considering your participation in the Plan.

5.HOW DOES THE PLAN WORK?

Eligible employees are offered participation in the Plan.  If they elect to participate, they will be granted Restricted Stock Units.

Restricted Stock Units will vest in accordance with the vesting schedule set out in the Restricted Stock Unit Agreement, subject to the participant's continuous service through to each relevant vesting date.  Restricted Stock Units will be subject to forfeiture and restrictions on transfer until they vest.  Those forfeiture conditions and restrictions are also set out in the Restricted Stock Unit Agreement.

6.WHAT PRICE DO I PAY FOR THE SHARES?

None.

7.HOW WILL I RECEIVE SHARES?

The Shares will be issued in your name on the relevant vesting date (or shortly thereafter) and will be delivered to the brokerage account you are required to set up with the Company’s designated broker prior to the relevant vesting date.

8.WHEN CAN I SELL / TRANSFER THE SHARES?

Restricted Stock Units are generally non-transferable until they vest.

You can sell, transfer and/or encumber the Shares as soon as they are deposited into your brokerage account, subject to any applicable provisions of the Company’s insider trading policy and insider trading / market abuse laws.

9.	WHAT HAPPENS UPON CESSATION OF EMPLOYMENT?

On cessation of employment for any reason, any unvested Restricted Stock Units will be forfeited by you at no cost to the Company.  For the avoidance of doubt, after cessation of your employment, you will continue to hold any Shares previously received on vesting of your Restricted Stock Units.

10.WHAT IS A SHARE IN THE COMMON STOCK OF THE COMPANY?

Shares of common stock in a U.S. corporation are analogous to ordinary shares of an Australian corporation. Each holder of a share of common stock is entitled to one vote for every share held.

Dividends may be paid on the Shares out of any funds of the Company legally available for dividends at the discretion of the board of directors of the Company.

The Shares are listed and may be traded on the Nasdaq Stock Market in the U.S. (NASDAQ:NTAP).

Shares are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

11.	WHAT ADDITIONAL RISK FACTORS APPLY TO AUSTRALIAN RESIDENTS' PARTICIPATION IN THE PLAN?

You should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of Shares.

For example, the price at which Shares are quoted on the Nasdaq may increase or decrease due to a number of factors.  There is no guarantee that the price of the Shares will increase.  Factors which may affect the price of the Shares include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results is included in the Company’s most recent filings with the U.S. Securities and Exchange Commission (“SEC”), including the Company’s Quarterly Reports on Form 10-Q and, following the close of the Company’s fiscal year, the Company’s Annual Report on Form 10-K.  Copies of these reports are available at https://www.sec.gov or on the Company’s Investor Relations website at http://investors.netapp.com/investor-relations.

In addition, the value of the Shares you acquire at vesting will be affected by the U.S./Australian dollar exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.

12.	CAN THE PLAN BE MODIFIED OR TERMINATED?

The board of directors of the Company may, from time to time, alter, amend, modify or suspend the Plan at any time.  In addition, some amendments to the Plan may require shareholder approval.

13.	WHAT ARE THE AUSTRALIAN TAXATION CONSEQUENCES OF PARTICIPATION IN THE PLAN?

The following is a general summary of the Australian tax consequences of your participation in the Plan as of April 2019.  You should not rely on the summary as anything other than a broad guide and you should obtain independent taxation advice specific to your particular circumstances to understand how your participation in the Plan may impact you.  The summary below assumes that you are resident in Australia for the entire vesting period.  If you were working/ residing in another country during the vesting period, you may be subject to tax in such country. The summary also assumes that when you sell Shares acquired under the Plan, the sale will occur in an arms’ length transaction (this generally will be the case if you sell your Shares on the Nasdaq).

Enrollment in the Plan:  No tax.

Acquisition of Shares under the Plan:  Restricted Stock Units are taxed at vesting (or an earlier applicable taxing point, as described below) based on the market value of the Shares received (assuming the Shares are not otherwise subject to any additional restrictions) or the amount of cash paid.

Under the Plan, Restricted Stock Units should qualify for a deferral of the taxing point under Australian income tax laws.  Australian tax in respect of these Restricted Stock Units will be deferred until the earlier of any of the following taxing points:

(a)	the vesting of the Restricted Stock Units;
(b)	cessation of your employment; or
(c)	15 years from the granting of the Restricted Stock Units.

In the event that you receive Shares subject to restrictions (that is, the Shares received cannot be sold by you unless certain conditions are satisfied), then the taxing point should arise once the restrictions are removed (and the tax will be based on the then market value of the Shares).

If you are paid a cash amount equal to the market value of the Shares as at the vesting date, this amount is reported as salary and wages income in your income tax return for the year in which the Restricted Stock Units vested.  In this case, your employer will be required to withhold amounts from these payments and you will receive the “net” or “after tax” amount.

Tax Payment/ Reporting:  Generally, your employer only will be required to withhold for taxes due by you if Restricted Stock Units are settled in cash.

The Company will report the taxable amount at vesting to the Australian Tax Office (“ATO”) by 14 August after the end of the financial year in which the vesting occurs. The Company will provide you with an "ESS Statement" by 14 July after the end of that financial year.  You will be required to pay the taxes due to the ATO yourself.

Sale of Shares:  If you sell Shares within thirty (30) days of vesting, you will be taxed as described above.

Otherwise, you will be subject to capital gains tax when you sell your Shares to the extent that the sale proceeds exceed your cost basis in the Shares. Your cost basis in the Shares generally will be equal to the market value of the Shares at vesting plus any incidental costs of disposal. If you hold the Shares for at least twelve (12) months after acquisition (excluding the dates you acquired and sold the Shares), you may discount the amount to be included in your assessable income by fifty-percent (50%). If the sale proceeds are lower than your cost basis in the Shares sold, you will realize a capital loss which may be used to offset capital gains realized in the current tax year or in any subsequent tax year, but may not be used to offset other types of income (e.g., salary or wage income). You are responsible for reporting and paying any tax due in relation to the sale of Shares.

14.	WHAT ARE THE U.S. TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

Employees will not be subject to U.S. tax by reason only of their participation in the Plan.  However, liability for U.S. taxes may occur if an employee is otherwise subject to U.S. taxes.  In addition, any dividends paid to employees will be subject to U.S. tax.

The above is an indication only of the likely U.S. taxation consequences for Australian Employees who participate in the Plan. Employees should seek their own advice as to the U.S. taxation consequences of participation.

We urge you to carefully review the information contained in this Offer Document and the Additional Documents.

Yours sincerely

   NetApp, Inc.